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                                                                     EXHIBIT 4.1

                               SECOND AMENDMENT TO
                                RIGHTS AGREEMENT

        This SECOND AMENDMENT TO RIGHTS AGREEMENT is entered into as of January 21, 2004 by and between CardioGenesis Corporation, a California corporation formerly known as Eclipse Surgical Technologies, Inc. (the "Company"), and Equiserve Trust Company N.A., a national banking association (the "Rights Agent").

                                    RECITALS

        A. The Company and the Rights Agent are parties to that certain Rights Agreement, dated August 17, 2001 and amended as of January 17, 2002 (the "Rights Agreement");

        B. With the authorization and at the direction of its Board of Directors, the Company wishes to amend the Rights Agreement in the following certain respects.

                                    AGREEMENT

        Effective as of the date hereof, the Company and the Rights Agent agree as follows:

        1. The following shall be added at the end the definition of "Acquiring Person" contained in the Rights Agreement, amending such definition as follows:

               "The foregoing shall not apply to any original Purchaser (as set forth in that certain Securities Purchase Agreement, dated as of January 21, 2004 by and among the Company and the Persons set forth therein (the "Purchase Agreement")) solely by reason of the acquisition of Beneficial Ownership of Voting Shares pursuant to the transactions contemplated by the Purchase Agreement. For purposes of calculating the Beneficial Ownership of any such original Purchaser, the Warrant Shares issuable pursuant to any A Warrant or any B Warrant (each as defined in the Purchase Agreement) shall not be deemed to be outstanding and Beneficially Owned unless and until such A Warrant or B Warrant is exercised and the Warrant Shares issued pursuant thereto."

        2. The following shall be added as the second sentence in Section 21 of the Rights Agreement, amending such Section as follows:

               "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice will be sent by the Company."

        3. The following shall be added as new subparagraph to Section 20 of the Rights Agreement, amending such Section as follows:

        "(m) Notwithstanding anything to the contrary contained in this Agreement, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable

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control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest. Upon the occurrence of such an event, the Rights Agent shall give notice to the Company after the occurrence of such event and thereupon such obligation shall be suspended during the continuance of such event. The Rights Agent shall use its commercially reasonable efforts to remedy or remove the cause of such delay or failure to perform as soon as reasonably practicable."

        4. Except as set forth in paragraphs 1 through 3 above, the Rights Agreement shall remain unchanged and in full force and effect.

                            [Signature Page Follows]


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   IN WITNESS HEREOF, the parties hereto have caused this Second Amendment to
Rights Agreement to be duly executed as of the day and year first written above.

EQUISERVE TRUST COMPANY, N.A.,          CARDIOGENESIS CORPORATION
as Rights Agent


By: /s/ Tyler Haynes                    By: /s/Christine G. Ocampo
    -----------------------------           ----------------------------
Name: Tyler Haynes                      Name: Christine G. Ocampo
      ---------------------------             --------------------------
Title: Managing Director                Title: Vice President and Chief
                                               Financial Officer
       --------------------------              -------------------------


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